LINCOLN NATIONAL CORPORATION

EXHIBIT 23 - CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements on Forms S-1, S-3 and S-8 (nos. 033-51415, 033-58113, 033-62315, 033-04711, 033-52667, 333-32667, 333-49201, 333-105344 and 333-84728) of Lincoln National Corporation and in the related prospectuses of our report dated February 6, 2004, with respect to the consolidated financial statements and schedules of Lincoln National Corporation included in this amended Annual Report (Form 10-K/A) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

March 10, 2004